UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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HAVERTY FURNITURE COMPANIES, INC.
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780 Johnson Ferry Road, Suite 800
Atlanta, GA  30342

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. Eastern Time, Friday, May 11, 2012

Place:	Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland

Items of Business:	1.	Holders of Class A common stock to elect seven directors.
	2.	Holders of common stock to elect three directors.
	3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor.
	4.	Transact such other business as may properly come before the annual meeting or any adjournments.

Who May Vote:	You may vote if you owned shares of our common stock or Class A common stock at the close of business on March 13, 2012.

Proxy Voting:	Your vote is very important! Please vote in one of these ways:
	1.	Visit the web site listed on your proxy or vote instruction card;
	2.	Use the toll-free telephone number shown on the enclosed proxy or vote instruction card; or
	3.	Mark, sign, date and promptly return the enclosed proxy or vote instruction card in the postage-paid envelope provided.

Date of Availability:
On or about March 29, 2012, we will mail to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2011 annual report and how to vote online.

By Order of the Board of Directors
Jenny Hill Parker
Senior Vice President, Finance,
  Secretary and Treasurer

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Our board of directors is furnishing you this proxy statement to solicit proxies on its behalf in connection with the 2012 annual meeting of stockholders (“annual meeting”) of Haverty Furniture Companies, Inc. (“we”, “us” or “Havertys”).  The meeting will be held on May 11, 2012 at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. Eastern Time.  This proxy statement will be made available on the Internet or mailed to our stockholders on or about March 29, 2012.

Your vote is very important.  Who may vote?
Stockholders as of the close of business on March 13, 2012 of common stock or Class A common stock are entitled to vote. The owners of common stock are entitled to one vote for each share held on all stockholder matters. The owners of Class A common stock are entitled to ten votes for each share held on all stockholder matters except for the election of directors, in which they are entitled to one vote per share.

Why are there two groups of directors?
The owners of common stock and Class A common stock vote as separate classes in the election of directors. The owners of common stock are entitled to elect 25% of the members of the board, or the nearest higher whole number that is at least 25% of the total number of directors standing for election. The owners of Class A common stock are entitled to elect the remaining number of directors standing for election.

How will a quorum be determined?
A majority of the outstanding shares of the combined classes of common stock present or represented by proxy, constitutes a quorum for the annual meeting.  As of the record date, we had 18,896,221 shares of common stock and 3,053,183 shares of Class A common stock.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow us to provide access to our proxy materials over the Internet.  We believe this allows us to provide you with the information you need, while also lowering the printing and delivery costs to us and reducing the environmental impact of our annual meeting.  Most of our stockholders will receive instructions on how to access the proxy materials over the Internet or to request a paper copy.  In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail.  A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

What am I voting on at the annual meeting?
•	the election of seven directors by holders of Class A common stock;
•	the election of three directors by holders of common stock; and
•	ratification of the appointment of our independent auditor.

How do I vote?
•	By Telephone or Internet. You can vote by telephone or Internet by following the instructions included on your notice or proxy card.

•
By Written Proxy:  You can vote by written proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.  If you sign and return your proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy.

•	In Person: If you are a stockholder of record, you can vote in person at the meeting.

How do I vote shares that are held by my broker?
If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you.  Most brokers offer voting my mail, by telephone and the Internet.

Can I change my mind after I vote?
You may change your vote at any time before the polls close at the meeting. You may do this by: (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the Internet prior to 11:59 p.m. (EDT) on May 10, 2012, or (3) voting again at the meeting.

If I vote by mail, telephone or Internet, may I still attend the annual meeting?
Yes. The board recommends that you vote using one of the methods discussed above, as it is not practical for most stockholders to attend and vote at the annual meeting.  Using another method to vote will not limit your right to vote at or attend the annual meeting.  If your shares are held in street name you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the annual meeting.  We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings. Accordingly, this is a very brief meeting conducted by our corporate secretary and not attended by our directors.

Who tabulates the votes?
Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes.

Where can I find the voting results of the annual meeting?
 We will announce voting results at the annual meeting and we will publish the final results in a Form 8-K to be filed with the SEC on or before May 17, 2012. You may access or obtain a copy of this and other reports free of charge on our website at www.havertys.com, or by contacting our corporate secretary.

How does the board recommend that I vote?

The board recommends that you vote:
•	“FOR” each of the nominees for director named in this proxy statement; and

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for 2012.

How many votes are required to approve each proposal?

Election of Directors: Directors are elected by a plurality vote. That means that nominees will be elected if they receive more affirmative votes than any other nominees.   If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors.

Appointment of Our Independent Auditors:  Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2012 requires the affirmative vote of a combined majority of the votes cast at the meeting.  If you do not instruct your broker how to vote with respect to this item, your broker may vote your shares in its discretion.

Will there be other business on the agenda?
We do not expect any other items of business. However by signing your proxy card, you give discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting.  The proxies’ will vote in accordance with their best judgment and only applies to shares you own as a stockholder of record.

How do I submit a stockholder proposal for the 2013 annual meeting?
If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 30, 2012.  Proposals should be addressed to: Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.

What if I want to receive a paper copy of the annual report and proxy statement?
If you wish to receive a paper copy of the 2011 annual report and 2012 proxy statement, or future annual reports and proxy statements, please call 1-800-241-4599 or write to: Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342.   We will deliver the requested documents to you promptly upon your request.

ELECTION OF DIRECTORS

The board of directors currently consists of ten members.  At this annual meeting, seven will be elected by the holders of Class A common stock and three directors will be elected by the holders of common stock to hold office until the next annual meeting.

The nominees for election at the 2012 annual meeting were recommended and approved for nomination by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the board. The election of our directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the Governance Committee and the board.

The board believes that it is necessary for each of our directors to possess many qualities and skills.  When searching for new candidates, the Governance Committee considers the evolving needs of the board and searches for candidates that fill any current or anticipated future need.  The board also believes that all directors must possess a considerable amount of business management experience and education.  The Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates.  The Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills.  The Governance Committee does not have a formal policy with respect to diversity, however the board and the Governance Committee believe that it is essential that the board members represent diverse viewpoints.  In considering candidates for the board, the Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.  With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered.

All of our directors bring to our board a wealth of executive leadership experience. Certain individual qualifications and skills that we believe contribute to the board’s effectiveness as a whole are included in each director’s biography.

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK
Name	Biography/Qualifications

John T. Glover Age 65

Principal Occupation:  Retired, former President of Post Properties, Inc. from 1994 to 2000; Vice Chairman of Post Properties, Inc., a real estate investment trust that develops and operates upscale multifamily apartment communities, from March 2000 to February 2003.

Directorships: Member of the Board of Trustees of Emory University, a Director of Emory Healthcare, Inc. and Trustee Emeritus of The Lovett School.

Areas of Relevant Experience: Real estate development and operations, financial reporting, accounting and controls and executive experience with a public company.

Board Committees:  Chairman of the Audit Committee

Independent Director since 1996

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK
Name	Biography/Qualifications

Rawson Haverty, Jr. Age 55

Principal Occupation: Senior Vice President, Real Estate and Development of Havertys since 1998.  Over 28 years with Havertys in various positions.

Directorships: Member of the Board of Directors of StarPound Technologies and the Center for Ethics at Emory University and a member of the Board of Trustees of the World Children’s Center.

Areas of Relevant Experience: Experience in corporate real estate, development, site selection, store planning, market research, retail analysis and modeling, strategic planning, asset management and risk management.

Management Director since 1992

L. Phillip Humann Age 66

Principal Occupation:  Retired, former Chairman of the Board of SunTrust Bank, Inc. (“SunTrust”) from 1998 to 2008.  Chief Executive Officer of SunTrust from 1998 to 2007 and President from 1998 to 2004.

Directorships: Coca-Cola Enterprises Inc. and Equifax, Inc.

Areas of Relevant Experience: Corporate finance and banking, risk assessment and executive experience with a public company.

Board Committees: Compensation Committee and Chairman of the Executive Committee

Independent Director  since 1992

Chairman of the Board since 2010

Mylle H. Mangum Age 63

Principal Occupation:  Chief Executive Officer of IBT Enterprises, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries since 2003; Chief Executive Officer of MMS Incentives, Inc., a private equity company concentrating on high-tech marketing solutions from 1999 to 2002.

Directorships: Barnes Group, Inc., Collective Brands and Express, Inc. Formerly a director of Decatur First Bank, Emageon Inc., Matria Healthcare and Respironics, Inc.

Areas of Relevant Experience: Developing retail environments for specialty retail and mixed-use concepts, retail distribution, market research, performance training and design, strategic and corporate planning.

Board Committees:  Executive Committee and Chairman of the Compensation Committee

Independent Director since 1999

PROPOSAL 1: NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK
Name	Biography/Qualifications
Frank S. McGaughey, III Age 63

Principal Occupation:  Partner in the law firm Bryan Cave LLP since 1980.

Directorships:  Member of the Board of Trustees of the Woodruff Arts Center and the Sara Giles Moore Foundation.

Areas of Relevant Experience:  Legal, governance issues, business management and executive experience.

Board Committees: Executive Committee and Chairman of the Governance Committee

Independent Director since 1995

Clarence H. Smith Age 61

Principal Occupation:  President and Chief Executive Officer of Havertys since 2003.  Over 38 years with Havertys in various positions.

Directorships:  Oxford Industries, Inc. and member of the Board of Trustees of Marist School.

Areas of Relevant Experience: Retail store operations and distribution, sales and marketing, brand management and unique insights into Havertys’ challenges, opportunities and operations.
Board Committees:  Executive Committee

Management Director since 1989

Al Trujillo Age 52

Principal Occupation: Investment Funds Advisor since 2007. Retired, former President and Chief Executive Officer of Recall Corporation, a global information management company until May 2007.  Various positions with Brambles Industries, Ltd, parent company of Recall Corporation from 1996 until 2007.

Directorships: Chair of the Georgia Institute of Technology Alumni Association (2010 – 2011) and a member of the College of Engineering Advisory Board.

Areas of Relevant Experience: Global information management, accounting and finance, business management and executive experience with a global company.

Board Committees: Audit Committee and Compensation Committee.

Independent Director since 2003

Clarence H. Smith and Rawson Haverty, Jr. are first cousins and officers of Havertys.

PROPOSAL 2: NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK
Name	Biography/Qualifications

Terence F. McGuirk Age 60

Principal Occupation:  Chairman and Chief Executive Officer of the Atlanta Braves baseball organization since 2001.  Vice Chairman of Turner Broadcasting System, Inc., a subsidiary of Time Warner Inc. from 2001 until 2007.

Directorships: Board of Trustees of The Westminster Schools. Formerly a director of The Sea Island Company.

Areas of Relevant Experience: Executive experience with a public company, telecommunications and information services, business management and corporate finance.

Board Committees:  Compensation Committee

Independent Director since 2002

Vicki R. Palmer Age 58

Principal Occupation:  Retired, former Executive Vice President, Financial Services and Administration for Coca-Cola Enterprises Inc. from 2004 until 2009.  Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises Inc. from 1999 to 2004.

Directorships:  First Horizon National Corporation and a member of the Board of Trustees of Spelman College and Woodward Academy.

Areas of Relevant Experience:  Executive experience with a public company, corporate finance and administration, financial reporting, internal audit, risk assessment and business management.

Board Committees:  Audit Committee and Governance Committee

Independent Director since 2001

Fred L. Schuermann Age 66

Principal Occupation:  Retired, former President and Chief Executive Officer of LADD Furniture Inc. (“LADD”) from 1996 until 2001.  Chairman of LADD from 1998 until 2000.

Areas of Relevant Experience: Furniture industry and corporate finance and financial reporting, risk assessment, business management and executive experience with a public company.

Board Committees: Audit Committee and Governance Committee

Independent Director since 2001

CORPORATE GOVERNANCE

Our board recognizes that excellence in corporate governance is essential in carrying out its responsibilities to our stockholders, employees, customers, communities and creditors and we expect all directors, officers and employees to conduct business in compliance with our Code of Business Conduct and Ethics (the “Code”). The board has adopted a number of policies to support our values and good corporate governance, including Corporate Governance Guidelines (the “Governance Guidelines”), board committee charters, and a Related Party Transaction Policy. All of our corporate governance policies are reviewed for compliance on an annual basis.

Where to find Corporate Governance Information. All of our corporate governance policies, including our board committee charters, Code, Governance Guidelines, Director Communication Policy and other governance documents are available on our website at www.havertys.com.

Director Independence.  Our Governance Guidelines state that a majority of the directors must be non-management directors who meet the “independence” requirements of the New York Stock Exchange (the “NYSE”). The Governance Committee conducts an annual review of the independence of the members of the board and its committees and reports its findings to the full board.  During this review, the Governance Committee considers the independence issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with us or our management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest. As a result of this review, the board affirmatively determined that Mmes. Mangum and Palmer and Messrs. Glover, Humann, McGuirk, McGaughey, Schuermann and Trujillo are independent of Havertys and our management under the standards set forth in the NYSE corporate governance requirements.

Board Leadership Structure. Our current board is composed of eight independent directors and two management directors. We have separate individuals serving as chairman of the board and as chief executive officer.  Separating these positions allows our chief executive officer to focus his time, effort and energy on strategy-making and the day-to-day leadership and performance of Havertys while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management. This is especially important given the current business environment.  The board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board, or if the roles should be separate. The board believes that it should have the flexibility to make these determinations at any given point based on what it considers is the appropriate leadership structure for Havertys at the time.  Although the board believes that separate positions are appropriate in the current circumstances, our Governance Guidelines do not establish this approach as policy.

Risk Oversight. In its oversight role, the board annually reviews our strategic plan, which addresses, among other things, the risks and opportunities we face. While the board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, and in accordance with NYSE requirements and our committee charters, the Audit Committee is responsible for overseeing risk management with a focus on financial risk, including internal controls, and reviews annual risk assessments with our internal auditors and other members of management.  The Compensation Committee assists the board in fulfilling its oversight responsibility with respect to our executive compensation programs, benefit matters and succession planning for senior management.  Finally, the Governance Committee is responsible for establishing, implementing and monitoring policies and processes regarding principles of corporate governance and ensures we are in compliance with all applicable regulations and requirements.

Attendance. During 2011, the board met four times and the committees met as indicated below. All board members attended all of the board meetings and meetings of the committees on which they served during 2011.

We do not have a policy regarding director attendance at the annual meeting. We have historically received proxies representing approximately 90% of eligible shares and had no stockholders in attendance at our annual meetings.  No directors attended the 2011 annual meeting.

Committees of the Board.  The board conducts its business through meetings and its four standing committees which are the Audit Committee, Executive Compensation and Employee Benefits Committee (the “Compensation Committee”), Governance Committee and Executive Committee.

Audit Committee. The Audit Committee’s primary function is to represent and assist the board in fulfilling its oversight responsibility relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, the internal audit function, the annual independent audit of our financial statements, risk assessment and risk management, and other matters the board deems appropriate.

The board has designated all four members of the Audit Committee as “an audit committee financial expert” as defined by the SEC.  All members of the Audit Committee meet the independence requirements of the NYSE, the SEC and our Governance Guidelines.  The Audit Committee met four times during 2011. The Audit Committee’s report is on page 28.

Members:	John T. Glover, Chairman	Vicki R. Palmer
	Fred L. Schuermann	Al Trujillo

Compensation Committee. The Compensation Committee is responsible for translating our compensation objectives into a compensation strategy that reinforces alignment of the interests of our executives with that of our stockholders.  The Compensation Committee has overall responsibility for succession planning and for evaluating the performance and approving the compensation and benefits of the chief executive officer and other executive officers. The Compensation Committee also has the responsibility for recommending, reviewing and administering our equity based incentive compensation plans and other benefit plans. Each member of the Compensation Committee meets the independence requirements of the NYSE, the SEC and our Governance Guidelines.  The Compensation Committee met three times during 2011. The Compensation Discussion and Analysis begins on page 13 and the Compensation Committee Report is on page 20.

Members:	Mylle H. Mangum, Chairman	L. Phillip Humann
	Terence F. McGuirk	Al Trujillo

Governance Committee. The Governance Committee has the primary responsibility for considering and making recommendations concerning the composition and structure of the board, establishing policies relating to the recruitment of board members, director compensation and reviewing and recommending corporate governance policies and issues. Each member of the Governance Committee meets the independence requirements of the NYSE, the SEC and our Governance Guidelines. The Governance Committee met once and took action by unanimous consent once during 2011.

Members:	Frank S. McGaughey, III, Chairman	Vicki R. Palmer
Fred L. Schuermann

Executive Committee. The Executive Committee is not an independent committee; however, the majority of the members of the Executive Committee are independent directors.  In accordance with our bylaws, the Executive Committee acts with the power and authority of the board in the management of our business and affairs while the board is not in session.  The Executive Committee has generally held meetings to approve specific terms of financings or other transactions that have previously been presented to the board. The Executive Committee held no formal meetings and took action once by unanimous consent during 2011.

Members:	L. Phillip Humann, Chairman	Frank S. McGaughey, III
	Mylle H. Mangum	Clarence H. Smith

Director Compensation.  Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the board and further align their interest with that of our stockholders.  In setting director compensation, the Governance Committee, which is responsible for determining the type and amount of compensation for non-employee directors, considers among other things, the significant amount of time that directors spend fulfilling their duties to Havertys and our stockholders.

Director Compensation Table. The following table sets forth information concerning compensation earned during 2011 by each director.

		Stock Compensation
Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)(1)	Stock Awards ($)(2)	Total Stock Compensation	Total ($)
John T. Glover	$35,000	$30,000	$—	$30,000	$65,000
Rawson Haverty, Jr. (3)	—	—	—	—	—
L. Phillip Humann	28,750	45,000	—	45,000	73,750
Mylle H. Mangum	33,750	30,000	—	30,000	63,750
Frank S. McGaughey, III	28,750	30,000	—	30,000	58,750
Terence F. McGuirk	23,750	30,000	—	30,000	53,750
Vicki R. Palmer	26,250	30,000	—	30,000	56,250
Fred L. Schuermann	26,250	30,000	—	30,000	56,250
Clarence H. Smith (3)	—	—	—	—	—
Al Trujillo	13,750	45,000	—	45,000	58,750

(1)	Messrs. Humann and Trujillo elected to receive their annual board retainer fees in all stock.
(2)	No stock awards were granted to directors in 2011.
(3)
Messrs. Haverty and Smith, as management directors do not receive any additional compensation for serving on the board. See Summary Compensation Table regarding Mr. Smith since he is a Named Executive Officer (“NEO”). Mr. Haverty is an executive officer, other than a NEO.

Retainer and Meeting Fees. Non-employee directors may elect to receive their retainer and meeting fees in cash, common stock, deferred common stock or deferred cash under the Directors’ Deferred Compensation Plan (“Deferred Plan”) described below.  For 2011, non-employee directors received an annual retainer of $45,000 of which $30,000 was required to be paid in shares of our common stock.  A fee of $1,250 was also paid for each board and committee meeting attended along with related attendance expenses. An annual retainer of $20,000 was paid to our chairman of the board and annual retainers of $10,000 were paid to the chairman of the Audit Committee and Compensation Committee, and $7,500 was paid to the chairman of the Governance Committee.  Director compensation will change in 2012 to an annual board retainer of $66,000 of which $44,000 will be required to be paid in shares of our common stock and all meeting fees will be eliminated.  Annual retainers for our chairman and committee chairmen will remain the same in 2012.

Directors’ Deferred Compensation Plan. Non-employee directors are eligible to participate in our Deferred Plan, which allows directors to defer receipt of up to 100% of their board retainers and/or board and committee meeting fees. Under the Deferred Plan, such deferred fees, plus accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Four directors participated in the Deferred Plan in 2011 and four will participate in 2012.

2004 Long-Term Incentive Plan. In 2011, directors did not receive equity awards under our 2004 Long-Term Incentive Plan.

Other Compensation. Directors receive the same discounts as employees on our products.  We do not provide any pension or other benefits to our non-employee directors.

Director Nominations.   The Governance Committee has the responsibility of reviewing qualifications of the candidates for board membership in accordance with procedures established by our Governance Guidelines, applicable law and regulations. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the Governance Committee (See, “Communications with Directors”). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the Governance Committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a stockholder.

The Governance Committee seeks to maintain a board that is strong in its collective knowledge and has a diversity of skills and experience to oversee our business.  In its assessment of each potential nominee the Governance Committee will review and consider, among other things, the nominee’s relevant career and business operations experience, judgment, industry knowledge, independence, character, gender, race, ethnicity, age, demonstrated leadership skills, including financial literacy and experience in the context of the needs of the board at the time, given the then current mix of director attributes. The Governance Committee will also take into account the ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities.

Governance Policies.  The board has adopted certain governance policies to assist in maintaining good governance practices.  These governance policies include the following:

Corporate Governance Guidelines. Our Governance Guidelines, together with the board committee charters, provide the framework for effective corporate governance. The board adopted these guidelines to address certain governance matters including the role of the board, qualifications and responsibilities of directors, director compensation, management succession and director education. These Governance Guidelines are designed to maximize long-term stockholder value and promote the highest ethical conduct among our directors and employees.

Director Stock Ownership Guidelines. The board has implemented stock ownership guidelines for non-employee directors.  Each director is required to own at least 20,000 shares of our stock.  Currently, all non-employee directors exceed the stock ownership requirements.

Executive Sessions of Independent Directors. The board has a policy of scheduling an executive session of the independent directors as part of every regularly scheduled board meeting. Phillip Humann, chairman of the board, presides over these sessions and conveys to management any issues of concern.

Code of Business Conduct and Ethics. All of our directors and employees, including our chief executive officer and executive officers, are required to comply with our Code to help ensure that our business is conducted in accordance with the highest standards of ethical behavior.

Board and Committee Evaluation. The board and each of its committees participates annually in self-evaluation and assessment processes in order to improve efficiency and effectiveness.  The assessments are supervised by the Governance Committee and discussed by each committee and the board.

Mandatory Retirement and Resignation from Board. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 72nd birthday. The board may ask a director to continue service beyond age 72 under certain circumstances upon review by the Governance Committee.  A director is also required to submit his or her resignation from the board to the Governance Committee in the event that a director retires from or otherwise leaves his or her principal occupation or employment.  The Governance Committee can choose to accept or reject the resignation.

Communications with Directors. Stockholders and other interested parties may communicate with any director, committee member or the board by writing to the following address:  Board of Directors, c/o Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia  30342. Please specify to whom your correspondence should be directed. The corporate secretary has been instructed by the board to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the relevant director, committee member or the full board, as indicated in the correspondence.

Certain Relationships and Related Transactions.  Our board has adopted a written policy for the review, approval or ratification of certain related party transactions. The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions arrangements or relationships in which (1) the aggregate amount involved will exceed $120,000 in any calendar year, (2) we are a participant, and (3) any related party of Havertys (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owners of our stock, or their immediate family members) has or will have a direct or indirect interest.

The board has determined that the Governance Committee is best suited to review and approve related party transactions.  The Governance Committee when reviewing the material facts of related party transactions must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  Certain categories of transactions have standing pre-approval under the policy including: (1) certain transactions with another company in which the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s stock; (2) certain transactions where the Related Person’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g. dividends, stock repurchases, rights of offerings); (3) certain banking related services in which the terms of such transactions are generally the same or similar to accounts offered to others in the ordinary course of business; and (4) transactions made on the same or similar terms available to all of our employees.

During 2011, we paid compensation of more than $120,000 to Eugene B. Edleman, our Ft. Myers, Florida, general manager and stepson of Frank S. McGaughey, III, a director.  The board is not involved in the compensation discussions for general managers and Mr. Edleman’s compensation is determined in the same manner as our other employees with similar responsibilities.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The purpose of this Compensation Discussion and Analysis (CD&A) is to provide stockholders with a description of the material elements of Havertys’ compensation program for its executive officers and the policies and objectives which support the program.  The individuals who were subject to the SEC Section 16 reporting requirements during 2011 are referred to as the “executive officers.”  The executive officers who served as our chief executive officer and chief financial officer during 2011, as well as the other individuals included in the Summary Compensation Table on page 20, are referred to as the “named executive officers” or “NEOs.”  The compensation details are reflected in the compensation tables and accompanying narratives which follow.

The CD&A is divided into the following sections:

•	Role of the Compensation Committee

•	Summary of 2011 NEO Compensation Program

•	Compensation Philosophy and Objectives

•	How We Determined Executive Compensation for Fiscal 2011

•	Executive Compensation Components

At last year’s Annual Meeting, stockholders had the opportunity, on a non-binding advisory basis, to (i) endorse or not endorse our 2010 pay program for named executive officers (a “say-on-pay” vote), and (ii) inform the Company on how often stockholders wish to include a “say-on-pay” proposal in our proxy statement (a “say-on-frequency” vote). The voting results showed significant support by stockholders for both our 2010 pay program and for a “say-on-pay” vote every three years. Accordingly, the board of directors determined that the next stockholder advisory vote on executive compensation will be held at our 2014 Annual Meeting.

Role of the Compensation Committee
The Compensation Committee is composed of independent directors and is responsible for the approval and oversight of compensation programs for executive officers, equity plan awards and benefit programs for all of our employees.

The Compensation Committee took the following steps to ensure that it effectively carried out its responsibilities:

•	Conducted an annual review of our compensation philosophy to ensure that it remains appropriate given strategic objectives;

•	Conducted an annual review of compensation data related to our peers;

•
Reviewed all compensation components for our chief executive officer, chief financial officer, and other NEOs, incorporating a tally sheet and pay-for-performance sensitivity analysis for each executive as part of that review;

•
Performed an annual evaluation of the execution of our pay-for-performance philosophy, to ensure that the actual award decisions resulted in alignment of relative pay and relative performance compared to the compensation peer group;

•
Scheduled an executive session, without members of management, for the purpose of discussing decisions related to the chief executive officer’s performance, goal-setting, compensation level and other items deemed important by the Compensation Committee; and

•	Reviewed our succession planning with the CEO and in executive session of the board.

Summary of 2011 neo Compensation Program
The following table summarizes the compensation elements provided for our named executive officers in 2011, as well as the rationale for the key actions and decisions made by the Compensation Committee with respect to each element.  NEOs compensation consisted primarily of the following components in addition to limited perquisites and the retirement, health and welfare plans and programs in which all of our full-time employees participate.  More information is provided about each compensation element later in this CD&A.

Compensation Element	Key Features	Purpose	2011 Actions
Base Salary

➢ Fixed annual cash amount.
➢ Base pay increases considered on a calendar year basis to align within the median range of our peer group (as described on page 15 of this CD&A).  Actual positioning varies to reflect each executive’s skills, experience, time in job and contribution to our success
➢ Provide a fixed amount of cash compensation to attract and retain talented executives. ➢ Differentiate scope and complexity of executives’ positions as well as individual performance over time.

➢ Base salaries increased for our named executive officers in 2011 compared to 2010.  The larger increases were made to those individuals whose base salaries had been reduced in 2009 and for 2010 were below their 2008 levels.

Management Incentive Plan (“MIP”) Cash Award

➢ Individual MIP opportunities are expressed as a percent of base salary and can vary for executives based on their positions.  Target MIP award opportunities are generally established so that total annual cash compensation (base salary plus target MIP) approximates the median of our peer group.
➢ Performance-based variable pay is tied to successfully meeting individual goals (20% of total target) and on the Company achieving certain pre-tax earnings levels during the year (80% of total target).
➢ The pre-tax earnings goals for 2011 were:
• $500,000 for YTD Q-2
• $3,200,000 for Q-3
• $5,700,000 for Q-4
• $9,200,000 for 2011
The range of potential payout for meeting these goals is zero to 120 percent of target.
➢ MIP amount is determined based on the results achieved as determined by the Committee after evaluating Company and individual performance against pre-established goals.

➢ Motivate and reward achieving or exceeding Company and individual performance objectives, reinforcing pay-for-performance.
➢ Align performance measures for named executive officers on key business objectives to lead the organization to achieve short-term financial and operational goals.
➢ Ensure alignment of short-term and long-term strategies of the Company.

➢ In 2011, the target MIP award opportunities for some named executive officers increased to more closely align target total annual compensation with market median.
➢ Actual performance in 2011 across the various performance measures resulted in MIP awards of 41.4% of target for the named executive officers.

Compensation Element	Key Features	Purpose	2011 Actions
Long-Term Incentive Compensation Award value delivered through grants of Performance Accelerated Restricted Stock Units (“PARSUs”) and Restricted Stock Units
➢ Awards granted annually based on competitive market grant levels.
➢ Awards to named executive officers are in the form of PARSUs and restricted stock units (evenly allocated between award types based on the total award value).
➢ Time-based vesting:  The PARSUs cliff vest four years from grant date and the restricted stock units vest in four equal increments over a four-year period.  Both grants are based on continuing service.
➢ Performance accelerated vesting:  The vesting of the PARSUs may be accelerated if the Target Market Price per share (“TMP”) goal set by the Committee is achieved.  The TMP is based on the closing stock price of the Company’s common stock and must be achieved for 10 consecutive trading days after the Grant Date.

➢ Stock-based compensation links executive compensation directly to stockholder interests.
➢ Multi-year vesting creates a strong retention mechanism and provides incentives for long-term creation of stockholder value.
➢ Performance accelerated vesting provides a direct connection of potential stock value with executives’ goals.
➢ 2011 awards to named executive officers were increased to reflect the rising long-term incentive levels in our peer group. ➢ The TMP goal price per share for the 2011 grants is $20.00

Compensation Philosophy and Objectives
Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve outstanding operational and financial performance.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term Company goals that are structured to align the interests of executive officers with those of our stockholders;
•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers with those of our stockholders; and
•
compensation is competitively positioned with compensation levels comparable to our retail competitors so we can attract, retain and motivate the superior management talent essential to our long-term success.

We also review our programs from a compensation risk-related perspective.  The Committee assessed the Company’s compensation practices and policies and concluded that they do not motivate imprudent risk taking.

How We Determined Executive Compensation for 2011

Compensation Analysis.   In determining appropriate compensation opportunities for our named executive officers, the Committee reviews competitive market data provided by the Company’s Senior Vice President, Chief People Officer (“HR Management”) on compensation practices among a peer group of home furnishings companies with retail operations and other specialty retailers.  On behalf of the Committee, HR Management conducts an annual review, which includes an annual competitive review of the compensation practices of our peer companies, including named executive officer pay levels and compensation mix.

The Committee considers information from the peer group regarding executive compensation levels and practices, and our relative performance against peer companies.  Peer group companies are selected based on their similarity to us with respect to several factors, including sales, store and employee count, market capitalization, geographic location and business models.  The companies comprising the peer group used in competitive comparisons of executive compensation levels to help the Committee determine compensation opportunities for 2011 include:

Furniture Brands International, Inc.	Select Comfort Corporation
La-Z-Boy Inc.	Hibbett Sports
Conn’s, Inc.	Ethan Allen Interiors Inc.
Tempur-Pedic International Inc.	Kirkland’s, Inc.
Jos. A. Banks Clothiers, Inc.

In January, we completed the annual review of our comparative peer group to ensure the companies remained appropriate and relevant for use in competitive compensation analyses.  Based on this review, several changes were made to the peer group that will be used for comparisons in the 2012 period for compensation in 2012.  Six companies were added based on a combination of their similarity to our size, industry, business model and customer profile:  Cost Plus, Inc., Pier 1 Imports, Inc., Sealy Corporation, American Woodmark Corporation, Flexsteel, Inc., and Bassett Furniture Industries.  Two companies were dropped: Jos. A. Banks was dropped because the Committee desired to improve the composition of the Company’s peer group to include companies with a more similar customer profile or industry connection and Tempur-Pedic was dropped due to the change in its market capitalization.

The Committee also utilized data gathered by HR Management from many different sources and industry sectors.  Some of the information came from the Marsh/Mercer Executive Benchmark Database, The Wall Street Journal Survey of Executive Compensation, Equilar (a provider of compensation and benefit information), the Hay Group published compensation studies, and from earlier Havertys compensation studies that were updated for inflation and or company size.  This compensation data and the peer group data provides a frame of reference for the Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our named executive officers as well as other executive officers.

Role of CEO.    The compensation of every Havertys employee, including each named executive officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During 2011, Mr. Smith provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any equity awards for each named executive officer. These recommendations were based on the data reviewed by the Committee and Mr. Smith’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of Havertys' financial goals and strategic objectives during the prior year. While the Compensation Committee took Mr. Smith’s recommendations under advisement, it independently evaluated the pay recommendations for each executive and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

Competitive Positioning of Executive Compensation Levels.     For 2011, the Committee established base salary, annual incentive opportunities and long-term incentive equity grants for our named executive officers primarily with reference to the peer group data.  The additional compensation data was used as a secondary reference point.  Generally, the target annual cash compensation (base salary plus target annual incentive compensation) for our named executive officers on average is approximately at the 50th percentile of market median of the peer group.  All of the executive officers have the potential to earn significantly higher annual cash compensation when our performance significantly exceeds performance goals or significantly lower annual cash compensation if our performance falls short of performance goals.  Long-term incentive levels for our named executive officers were increased to move towards the desired 50th percentile of the market median of the peer group but are still somewhat below that level.  Long-term incentive award ultimate values are heavily influenced by Company performance.

EXECUTIVE COMPENSATION COMPONENTS
 The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;
•	performance-based cash incentives, which are intended to link annual incentive compensation with annual performance achievements and operating results;
•	long-term incentives, which are intended to link long-term incentive compensation with the Company’s long-term value creation; and
•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of an executive officer’s annual total target compensation is determined by Company performance as compared to performance goals established for our annual MIP and the ultimate value of long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executive officers and stockholders without encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our named executive officers for 2011 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components.  These percentages are based on annualized target total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

2011 Total Targeted Compensation Mix Table(a)

	Percentage of Total Target Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Target Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Clarence H. Smith	60%	40%	51%	49%	71%	29%
Dennis L. Fink	53%	47%	45%	55%	71%	29%
Steven G. Burdette	53%	47%	45%	55%	70%	30%
J. Edward Clary	50%	50%	45%	55%	73%	27%
Richard D. Gallagher	50%	50%	45%	55%	73%	27%

(a)
Only amounts for base salary, target annual incentive compensation and long-term incentive compensation (PARSUs and restricted stock) were included in calculating the percentages in this table.  Other forms of compensation shown in the “Summary Compensation Table” are not included.

Base Salary.    The Committee reviews the information regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group as presented in their latest available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries at or slightly above the 50th percentile of the median of the peer group data as described in the “Competitive Positioning of Executive Compensation Levels” section above.

In determining base salaries for executives, as well as in determining incentive compensation opportunities, the Committee evaluates each executive’s individual performance on both an objective and subjective basis.  All executives have individual goals established near the beginning of the fiscal year.  Each executive’s annual goals include specific goals related to the Company’s business strategy of focusing on improving financial and operational results.  Individual goals for 2011 included sales growth, profit growth, operating efficiencies, financing objectives, capital management, and employee development.  These measures are intended to drive our business growth during the year while increasing the long-term viability of the business.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance with respect to the executive’s individual goals, along with the executive’s scope of responsibilities and the Company’s performance.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if the Company has performed well as measured against its strategic goals, but an individual executive has fallen short of achieving his or her individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary at a constant level from one year to the next, or the Committee may approve a smaller salary increase than would have been the case if the executive had achieved his or her individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s performance may have fallen short.

MIP Cash Award.    Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance.  Our MIP provides for the payment of cash bonuses based upon Company performance in relation to predetermined financial targets established during the first month of the year and achieving individual goals.  For 2011, we established incentive targets so that total annual cash compensation at the target level would approximate the peer group median, with the opportunity for above median total annual cash compensation for correspondingly higher performance.  The overall MIP potential varies depending upon the executive’s position.  For 2011, individual targets as a percent of salary for our named executive officers were as follows:  Mr. Smith - 75 percent; Mr. Fink - 50 percent; Mr. Burdette - 50 percent; Mr. Clary - 45 percent; and Mr. Gallagher - 45 percent.    The range of potential MIP payouts for 2011 ranged from zero to 120 percent of each executive officer’s incentive target, so that executives could earn above-target payouts when performance significantly exceeded our financial targets.

The Committee approved our executives’ 2011 MIP design and financial targets in January 2011 as part of the annual budget process.  Under the MIP approved by the Committee for 2011, an aggregate MIP amount was established based on pre-tax earnings (80 percent of MIP goal) and specific individual goals (20 percent of MIP goal).

The actual pre-tax earnings threshold for payment under the MIP plan was only achieved for the fourth quarter.  The percentage of goal for that period was 107 percent resulting in a 26.8 percent payment factor applied to the 80 percent pre-tax earnings goal portion of the MIP total target.  Each of the named executive officers achieved their specific individual goals, the 20 percent portion of the MIP total target.  As a result, the aggregate MIP amount was funded at approximately 41.4% of the named executive officers’ 2011 MIP target levels.

See the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to our named executive officers for our 2011 performance.

Long-Term Incentive Compensation.    Our executives receive long-term incentive compensation intended to link their compensation to the Company’s long-term financial success.

All equity awards are approved by the Committee.  The Committee approved the guidelines for the 2011 annual long-term incentive awards at the Committee’s meeting in January 2011.  The approved grant values were converted into a number of PARSUs and restricted stock units based on the closing price of the Company’s common stock on the date of grant.  Newly hired or promoted executives are generally eligible to receive long-term incentive grants shortly after their hire or promotion date and may be granted by the chief executive officer based on grant guidelines approved by the Committee for the year.

For the awards made in January 2011, the restricted sock units vest in four equal annual installments beginning in May 2012 and the performance accelerated stock units cliff vest in four years from the date of grant, subject to the named executive officer’s continued employment.  The vesting of the PARSUs will accelerate if the Company’s common stock trades for 10 consecutive days at $20.00 or higher.

Dividend and voting rights are not applicable to stock awards until vested and not until exercise for stock appreciation rights.  Additional details regarding grants are provided in the “Grants of Plan Based Awards Table” and “Outstanding Equity Awards Value at Year-End Table.”

Pension Benefits and Retirement Plans
Pension Plan.  We have a defined benefit pension plan (the “pension plan”) covering substantially all employees hired on or before December 31, 2005.  The pension plan was closed to any employees hired after that date.  The benefits are based on years of service and the employee’s final average compensation. Effective January 1, 2007, there are no new benefits earned under the pension plan for additional years of service after December 31, 2006.  All current participants in the pension plan keep any and all benefits that they had accrued up until December 31, 2006, provided that they are vested at the time their employment ends.

Supplemental Retirement Plan.  We also have a non-qualified, non-contributory supplemental executive retirement plan (the “SERP”) for employees whose retirement benefits are reduced due to their annual compensation levels.  The SERP provides annual benefits amounting to 55% of final average earnings less benefits payable from our pension plan and social security benefits.  The SERP limits the total annual amount that may be paid to a participant in the SERP from all sources (pension plan, social security and the SERP) to $125,000.  The SERP is not funded so we pay benefits directly to the participant.

Additional details regarding accumulated benefits under these plans are provided in the “Pension Benefits and Retirement Plans Table.”

Regulatory Requirements.  Together with the Compensation Committee, we carefully review and take into account current tax, accounting and securities regulations as they relate to the design of our compensation program and related decisions.

Section 162(m) of the Internal Revenue Code, limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year unless the compensation is “performance-based” as defined under federal tax laws.  It is generally our policy that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m). If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly compensated” for this purpose, we may consider requiring possible deferral of receipt of any potential amounts earned in excess of the cap to a tax year following the year in which the individual might leave our employment.

We believe that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Compensation Committee’s purpose in doing so is to ensure that we retain the best executives and remain competitive in the market for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees our compensation program on behalf of the board and operates under a written charter adopted by the board.  The Compensation Committee is comprised entirely of independent directors.

In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the compensation discussion and analysis included in this proxy statement.  Based upon those reviews and discussions, the committee recommended to the board that this analysis be included in our definitive proxy statement for its 2012 annual meeting, which is incorporated by reference in the our annual report on Form 10-K for the year ended December 31, 2011.

The Executive Compensation and Employee Benefits Committee
Mylle H. Mangum, Chairman	L. Phillip Humann	Terence F. McGuirk	Al Trujillo

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following tables and footnotes discuss the compensation paid or accrued for the last three years to (i) our chief executive officer and chief financial officer and (ii) our three most highly compensated executive officers.

Name	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards(1)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Clarence H. Smith	2011	$500,000	$—	$155,263	$365,184	$150,726	$29,397	$1,200,570
President and CEO	2010	450,000	—	121,388	240,400	134,732	14,115	960,635
	2009	403,125	—	106,425	167,540	62,562	8,500	748,152
Dennis L. Fink	2011	350,000	—	72,456	215,560	85,178	22,456	745,650
EVP and CFO	2010	330,000	—	68,475	144,240	99,441	9,676	651,832
	2009	295,000	—	63,720	87,520	60,960	8,500	515,700
Steven G. Burdette	2011	300,000	—	62,105	190,200	93,187	8,711	654,203
EVP, Stores	2010	290,000	—	47,792	120,200	62,624	10,646	531,262
	2009	270,625	—	39,308	60,325	23,467	8,500	402,225
J. Edward Clary(3)	2011	285,000	—	53,100	154,696	58,787	13,715	565,298
SVP, Distribution	2010	265,000	—	43,990	108,180	41,381	10,055	468,606
and CIO	2009	250,000	—	36,313	51,260	15,758	8,500	361,831
Richard D. Gallagher(3)	2011	260,000	—	48,442	142,016	58,019	11,906	520,383
SVP, Merchandise

(1)
These amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the year ended December 31, 2011, included in our annual report on Form 10-K filed with the SEC on March 7, 2012.

(2)
These amounts are comprised of a combination, varying by NEO, of the following (no single item greater than $10,000):  contributions to 401(k) Plan accounts, contributions to the Deferred Compensation Plan, premium costs for additional life insurance and long-term disability coverage and health examinations.

(3)	Mr. Gallagher became a NEO in 2011.

NEO Stock Ownership Guidelines
In order to preserve the link between the interests of our NEOs and those of our stockholders, NEOs are expected to establish and maintain a significant level of direct stock ownership.  This can be done in a variety of ways including by retaining stock received upon exercise of options, the vesting of stock awards, or the purchase of stock in the open market.  All of our NEOs currently meet, or are on track to meet, the ownership levels, which were effective as of January 2010.

Position	Guidelines	Accumulation
Chief Executive Officer	Lesser of value equal to 3 times base salary or 85,000 shares until 62 then reduces 33% per year	3 years
Chief Financial Officer	Lesser of value equal to 1.5 times base salary or 40,000 shares until 62 then reduces 33% per year	4 years
Executive Vice President	Lesser of value equal to 1.5 times base salary or 35,000 shares until 62 then reduces 33% per year	5 years
Senior Vice President	Lesser of value equal to 1 times base salary or 20,000 shares until 62 then reduces 33% per year	5 years

Grants of Plan Based Awards Table
The following table and footnotes sets forth certain information with respect to the estimated payouts which were possible under our non-equity incentive plan and the restricted stock awards granted during the year ended December 31, 2011 to our NEOs. The actual payouts are shown in the Summary Compensation Table.

Name	Award Type(1)	Grant and Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price of Awards $/Share(3)	Grant Date Fair Value of Stock Award $(4)
			Threshold	Target	Maximum
Clarence H. Smith	ACMIP PARSU RSU	01/27/2011 01/27/2011 01/27/2011	48,000 — —	375,000 — —	435,000 — —	— 14,400 14,400	— $ 12.68 $ 12.68	— $ 182,592 $ 182,592
Dennis L. Fink	ACMIP PARSU RSU	01/27/2011 01/27/2011 01/27/2011	22,400 — —	175,000 — —	203,000 — —	— 8,500 8,500	— $ 12.68 $ 12.68	— $ 107,780 $ 107,780
Steven G. Burdette	ACMIP PARSU RSU	01/27/2011 01/27/2011 01/27/2011	19,200 — —	150,000 — —	174,000 — —	— 7,500 7,500	— $ 12.68 $ 12.68	— $ 95,100 $ 95,100
J. Edward Clary	ACMIP PARSU RSU	01/27/2011 01/27/2011 01/27/2011	16,416 — —	128, 250 — —	148,770 — —	— 6,100 6,100	— $ 12.68 $ 12.68	— $ 77,348 $ 77,348
Richard D. Gallagher	ACMIP PARSU RSU	01/27/2011 01/27/2011 01/27/2011	14,976 — —	117,000 — —	135,720 — —	— 5,600 5,600	— $ 12.68 $ 12.68	— $ 71,008 $ 71,008

(1)	Award Type:	ACMIP = Annual Cash Management Incentive Plan Compensation PARSU = Performance Accelerated Restricted Stock Unit Award RSU = Restricted Stock Unit Award
(2)
The 2011 Non-Equity Incentive Plan as discussed above provided for a target payout for 100% attainment of the goals and decreased to the payout threshold and increased to the maximum payout noted above.

(3)	The base price for the RSUs and PARSUs is the closing price of our stock on the date of grant.
(4)	The fair value for the RSUs and PARSUs was determined using the number of shares granted multiplied by the closing stock price on the grant date.

Outstanding Equity Awards at Fiscal Year-End Table
The following table includes certain information with respect to the value of all unexercised options and awards previously granted to the NEOs at December 31, 2011. No awards have been made under an equity incentive plan. The market value of shares of stock that have not vested is based on the closing market price of $10.98 at December 31, 2011.

		Option and SSAR Awards				Stock Awards
Name	Date Awarded	Number of Securities Underlying Exercisable Awards (#)	Number of Securities Underlying Unexercisable Awards (#)	Exercise Price ($)	Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock that Have not Vested ($)

Clarence H. Smith	02/06/2008(1)	8,250	2,750	$ 9.13	02/06/2015
	01/27/2009(2)	13,500	13,500	8.74	01/27/2016
	01/25/2010(3)					18,000	$ 197,640
	01/27/2011(4)					14,400	158,112
	01/27/2011(5)					14,400	158,112

Dennis L. Fink	12/19/2002	18,000		$ 12.90	12/19/2012
	02/06/2008(1)	4,275	1,425	9.13	02/06/2015
	01/27/2009(2)	7,000	7,000	8.74	01/27/2016		$ 44,520
	01/25/2010(3)					10,800	118,584
	01/27/2011(4)					8,500	93,330
	01/27/2011(5)					8,500	93,330

Steven G. Burdette	12/19/2002	15,000		$ 12.90	12/19/2012
	02/06/2008(1)	1,000	1,000	9.13	02/06/2015
	01/27/2009(2)	2,375	4,750	8.74	01/27/2016
	01/25/2010(3)					9,000	$ 98,820
	01/27/2011(4)					7,500	82,350
	01/27/2011(5)					7,500	82,350

J. Edward Clary	12/19/2002	15,000		$ 12.90	12/19/2012
	02/06/2008(1)	2,514	856	9.13	02/06/2015
	05/14/2008(1)	3,000	1,000	9.57	05/14/2015
	01/27/2009(2)	4,000	4,000	8.74	01/27/2016
	01/25/2010(3)					8,100	$ 88,938
	01/27/2011(4)					6,100	66,978
	01/27/2011(5)					6,100	66,978

Richard D. Gallagher	12/19/2002	4,000		$ 12.90	12/19/2012
	02/06/2009(2)	2,000	2,000	8.74	01/27/2016
	01/23/2008(6)					1,000	$ 10,980
	01/27/2009(6)					2,500	27,450
	01/25/2010(3)					7,200	79,056
	01/27/2011(4)					5,600	61,488
	01/27/2011(5)					5,600	61,488

Award Information		Vesting Rate	Vesting Dates	Conditions
(1)	Stock-Settled Stock Appreciation Right	25% per year	May 8 each year 2009 - 2012	Continued employment through vesting date.
(2)	Stock-Settled Stock Appreciation Right	25% per year	May 8 each year 2010- 2013	Continued employment through vesting date.
(3)	Restricted Stock Units	10% each of first 3 years and 70% in 4th year	May 8 each year 2011 – 2014	Continued employment through vesting date.
(4)	Restricted Stock Units	25% per year	May 8 each year 2012-2015	Continued employment through vesting date.
(5)	Performance Accelerated Restricted Stock Units	100% at vest date	January 27, 2015	Vesting may accelerate if target market price goal of $20 is met for 10 consecutive trading days and continued employment through vesting date.
(6)	Restricted Stock	25% per year	May 8 each year	Continued employment through vesting date.

Option Exercises and Stock Vested Table
There were no exercises of stock options or SSARs by the NEOs during 2011.  The following table includes certain information with respect to the vesting of restricted stock awards of the NEOs for the year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(1)
Clarence H. Smith	4,000	$47,960
Dennis L. Fink	2,700	$32,373
Steven G. Burdette	2,250	$26,977
J. Edward Clary	1,900	$22,781
Richard D. Gallagher	3,925	$47,061

(1)
The value realized reflects the taxable value to the named executive officer as of the date of the vesting of restricted stock or vesting of restricted stock units. The actual value ultimately realized by the NEO may be more or less than the value realized calculated in the above table depending on whether and when the NEO held or sold the stock associated with the exercise or vesting occurrence.

Non-Qualified Deferred Compensation Plans
Top Hat Mutual Fund Option Plan.  The Top Hat Mutual Fund Option Plan (the “Top Hat Plan”) was designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus they would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. Participants may withdraw any or all amounts at any time but not later than fifteen years from leaving our employment.  The following table includes certain information for those NEOs in the Top Hat Plan.

Name	Aggregate Earnings (Loss) in Last FYE ($)	Aggregate Balance at Last FYE ($)
Clarence H. Smith	$(9,474)	$488,295
Dennis L. Fink	(21,373)	192,026
J. Edward Clary	(1,062)	149,756

Deferred Compensation Plan.  In January 2011 Havertys instituted a Deferred Compensation Plan for certain employees, including the NEOs.  Under this plan participants may voluntarily defer receipt of up to 50% of their salary and 100% of their cash bonuses or non-equity plan compensation and allocate the deferred amounts among a group of investment options that mirrors the fund choices available in Havertys 401(k). In general, deferred amounts are distributed to the participant upon termination or at a specified date as elected by the participant or as required by the plan.  We credit to each participant a contribution of 2% of excess compensation. “Excess compensation” refers to compensation above which a participant cannot receive an employer matching contribution under the existing 401(k) limits.  The following table includes information for those NEOs participating in the Deferred Compensation Plan.

Name	Executive Contributions in 2011 ($)	Company Contributions in 2011 ($)	Aggregate Earnings (Loss) in 2011 ($)	Aggregate Balance at Last FYE ($)
Clarence H. Smith	$49,851	$8,457	$(731)	$57,577
Dennis L. Fink	3,492	4,100	(94)	7,498
Steven G. Burdette	5,992	2,587	(113)	8,466

Pension Benefits and Retirement Plans table
The following table shows the number of years of service credited under each of the pension plan and the SERP and the present value of accumulated benefits payable to each of the NEOs determined using interest and mortality rate assumptions consistent with those used in our financial statements and included in Note 10 to our audited financial statements for the year ended December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Clarence H. Smith	Pension Plan	33.25	$ 662,808
	SERP	38.25	375,496
Dennis L. Fink	Pension Plan	14.00	265,640
	SERP	19.00	498,105
Steven G. Burdette	Pension Plan	23.00	267,333
	SERP	28.00	160,172
J. Edward Clary	Pension Plan	16.00	195,067
	SERP	21.00	92,179
Richard D. Gallagher	Pension Plan	18.00	190,863
	SERP	23.00	23,005

Change in Control Benefits
Our executive officers and other employees have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. We have entered into change in control agreements with all of our executive officers, including the NEOs.  These agreements provide for cash payments and continuation of benefits upon termination of the person’s employment in the event of a change in control, or potential change in control or if termination occurs prior to a change in control but following a potential change in control that would result in a change in control, as defined in the agreement.

The agreements, entered into with the NEOs, provide that unless the termination of the person is for cause, or by the individual without “Good Reason” as defined in the agreement, the person will be paid:  (i) a lump severance payment in cash equal to the higher of the sum of two times the individual’s base salary or two times the average annual base salary for the three years immediately prior to the event upon which the notice of termination is based; (ii) the higher of two times the amount paid to individual as bonus and annual incentive compensation or two times the average amount paid in the three years preceding that in which the date of termination occurs; and (iii) an amount of any annual bonus and incentive compensation which has been allocated or awarded and has not yet been paid and a pro rata portion for the fiscal year in which the termination occurs.

Under the terms of the agreement, if a change in control occurs, we will, at the election of the individual, repurchase all equity awards held for a lump sum amount in cash equal to the product of the spread (using the per share price as defined in the agreement) times the number of shares covered by each award. We will also arrange to provide life, disability, accident and health insurance benefits similar to those which the individual was receiving immediately prior to the notice of termination for a period of 24 months after the date of termination.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, the agreements include a “cap.”  Under this provision, all parachute payments would be reduced so that no excise tax would be imposed on any of the payments and benefits and thus the total amount of payments would never exceed three times his or her “base amount” as defined by the Internal Revenue Code.

Based upon the hypothetical termination date of December 31, 2011, and election to repurchase all equity awards (at an assumed purchase price as determined per the agreement of $12.32), the change in control benefits for our NEOs, assuming the provision of the agreements deem payments should be made, would have been as follows:

Name	Salary times Multiple	Bonus Times Multiple	Purchase of Equity Awards	Healthcare and Other Benefits	Total
Clarence H. Smith	$1,000,000	$310,536	$645,614	$32,852	$1,989,002
Dennis L. Fink	700,000	144,912	373,547	32,552	1,251,011
Steven G. Burdette	600,000	124,210	295,407	36,945	1,056,562
J. Edward Clary	570,000	106,200	273,220	45,603	995,023
Richard D. Gallagher	480,000	96,844	256,342	46,945	880,131

Conclusion
The Compensation Committee reviewed various information sources in 2011 and determined that the compensation structure for our chief executive officer and other NEOs was reasonable, remained consistent with our compensation philosophy and was not excessive.

We believe the design of our executive compensation program aligns the interest of our executive officers with those of our stockholders and provides executive officers with the necessary motivation to maximize the long-term operational and financial performance of Havertys, while using sound financial controls and high standards of integrity.  We also believe that total compensation for each executive officer should be, and is, commensurate with the execution of specified short-term and long-term operational, financial and strategic objectives.

EQUITY COMPENSATION PLAN INFORMATION

Information as of December 31, 2011 regarding our equity compensation plans are summarized in the following table.

Plan Category	Number of Securities To be issued upon exercise of outstanding equity awards(1) (a)	Weighted-average exercise price of outstanding options and stock-settled stock appreciation rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (c)
Equity compensation plans approved by stockholders	868,174	$12.44	1,033,771
Equity compensation plans not approved by stockholders	—	—	—
Total	868,174	$12.44	1,033,771

(1)	Shares issuable pursuant to outstanding options under our 1998 Stock Option Plan and equity awards under our 2004 Long-Term Incentive Plan.

Stockholder Approved Plans
1998 Stock Option Plan. This plan provided for the grant of stock options to our officers, directors and key employees in order to encourage and enable these individuals to acquire proprietary interests in Havertys through the ownership of our common stock. The Compensation Committee in consultation with our management designated which employees were eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant.  The 1998 Stock Option Plan expired on December 18, 2007; however, shares remain issuable pursuant to outstanding options previously awarded under the plan.

2004 Long-Term Incentive Plan. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred shares, deferred stock units or performance awards to our officers, directors and key employees. The Compensation Committee in consultation with our management designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. If a change in control of Havertys occurs then, at the Compensation Committee’s discretion, any award may provide for the immediate vesting or lapse of all restrictions.

PROPOSAL 3:	RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent auditor for the fiscal year ended December 31, 2012 and we are asking our stockholders to ratify this appointment.  Although ratification is not required by our bylaws or otherwise, the board is submitting the appointment of E&Y, an independent registered public accounting firm, to our stockholders for ratification because we value our stockholders’ views on our independent auditors and as a matter of good corporate practice.  In the event that our stockholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AS OUR INDEPENDENT AUDITORS FOR 2012.

Audit Fees and Related Matters.  E&Y served as independent auditors of our annual financial statements for the year ended December 31, 2011.  No representative of E&Y will be present at the annual meeting. Aggregate fees for professional services rendered for the years ended December 31, 2011 and 2010, were:

	December 31,
	2011	2010
Audit	$500,000	$666,100
Audit-related	32,500	32,500
Tax	55,600	156,500
All Other	1,980	1,980
Total	$590,080	$857,080

Audit Fees. These represent professional services fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, review of the quarterly financial statements included in Forms 10-Q and accounting consultations.  These fees were paid to E&Y.

Audit-related Fees:  These are professional fees for employee benefit plan audits and other related matters.  These fees were paid to Windham Brannon, P.C.

Tax Fees. These are fees for professional services related to tax compliance services and assistance in responding to various tax authorities.  These fees were paid to E&Y.

All Other Fees. These are subscription fees to an on-line accounting and research tool.  These fees were paid to E&Y.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees detailed above were pre-approved.  The Audit Committee has delegated to its chairman the authority to approve permitted services provided. The chairman reports any decisions at the next scheduled Audit Committee meeting.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Havertys’ accounting functions and internal controls and operate pursuant to a written charter approved by Havertys’ board. We are comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Havertys’ board has determined that each member of the Audit Committee is a “financial expert,” as defined by SEC rules.

Management is responsible for Havertys’ financial reporting process, including Havertys’ system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Havertys’ independent registered public accounting firm, or “independent accountants,” is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Havertys’ financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of independent accountants included in their report on Havertys’ financial statements.

We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks and during 2011 met four times.  During 2011 and subsequent to the end of the year, we:

•    met with management and the independent accountants to review and discuss Havertys’ critical accounting policies and significant estimates;

•        met with management and the independent accountants to review and approve the 2011 audit plan;

•        met regularly with both the independent accountants and the vice president internal audit outside the presence of management;

•       reviewed and discussed the quarterly and annual reports prior to filing with the SEC;

•  reviewed and discussed the quarterly earnings press releases and other financial press releases;

•      met with the vice president internal audit to review, among other things, the audit plan, test work, findings and recommendations, and staffing;

•  met with management and the independent accountants to review the audited financial statements for the year ended December 31, 2011, and internal controls over financial reporting as of December 31, 2011;

•  selected for the stockholders’ ratification, Ernst & Young, LLP as the independent registered public accounting firm for 2012;

•  reviewed the processes by which risk is assessed and mitigated; and

•     completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by PCAOB AU 380, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and Havertys’ accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Havertys’ annual report on Form 10-K for the year ended December 31, 2011.

We considered whether the independent accountants’ providing of non-audit services to Havertys is compatible with maintaining the independent accountants’ independence, and have determined the providing of the non-audit services are compatible with the independent accountants’ independence. Accordingly, we have approved retention of Ernst & Young LLP as Havertys’ independent registered public accounting firm for fiscal year 2012.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

The Audit Committee
John T. Glover, Chairman	Vicki R. Palmer	Fred L. Schuermann	Al Trujillo

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this report be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

 OTHER INFORMATION

Ownership of Company Stock by Directors and Management

The following table sets forth information regarding beneficial ownership of our common stock and/or Class A common stock by each director, each individual in the Summary Compensation Table and by our directors and executive officers as a group, all as of February 29, 2012. An asterisk indicates less than 1% of outstanding shares of that respective class.

	Common Stock				Class A Common Stock
	Shares Beneficially Owned (excluding options(1)(2) )		Acquirable Within 60 Days (3)	Percent of Class	Shares Beneficially Owned(2)		Percent of Class
Nominees for Holders of Class A Common Stock
John T. Glover	50,908		12,000	*	—		—
Rawson Haverty, Jr.	5,500	(4)(5)	14,248	*	1,117,029	(6)(7)(8)(9)	35.59%
L. Phillip Humann	96,397		12,000	*	—		—
Mylle H. Mangum	25,478		6,000	*	—		—
Frank S. McGaughey, III	39,860	(10)	12,000	*	253,095	(11)	8.29%
Clarence H. Smith	105,089	(12)	4,175	*	670,577	(13)(14)	21.96%
Al Trujillo	29,661		6,000	*	—		—
Nominees for Holders of Common Stock
Terence F. McGuirk	21,939		12,000	*	—		—
Vicki R. Palmer	22,450		12,000	*	—		—
Fred L. Schuermann	18,830		6,000	*	—		—
Named Executive Officers
Dennis L. Fink	142,877		20,164	*	—		—
Steven G. Burdette	15,046		15,657	*	30		*
J. Edward Clary	39,858		16,638	*	—		—
Richard D. Gallagher	5,407		4,481	*	—		—
Executive Officers and Directors as a group (18)	717,993		181,554	3.80%	2,044,525		66.96%

(1)
This column also includes shares beneficially owned under our directors’ Deferred Plan for the following individuals:  Mr. Glover – 9,104; Mr. Humann – 41,797; Ms. Mangum – 21,524; Mr. Schuermann – 18,830; Mr. Smith – 3,227; and Mr. Trujillo – 25,479.

(2)
Includes shares pledged as security in brokerage firms customary margin accounts, whether or not there are loans outstanding.  Common Stock: Mr. Burdette – 15,046; and for all directors and executive officers as a group – 15,046. Class A common stock:  Mr. Haverty – 112,451 shares; and for all directors and executive officers as a group – 112,451.

(3)
Represents 167,000 stock options which the directors and officers have the right to acquire at exercises prices ranging from $12.84 to $20.75.  This amount also includes 14,554 vested SSARs with exercise prices ranging from $8.74 to $9.57.

(4)	This amount includes 2,000 shares held in trust for the benefit of Mr. Haverty’s minor children for which he is co-trustee.
(5)
This amount includes 3,500 shares held in an IRA for the benefit of Margaret M. Haverty for which Mr. Haverty has sole voting power through a revocable proxy granted to him by Ms. Haverty.  Mr. Haverty has no pecuniary interest in the shares and disclaims beneficial ownership in the IRA.

(6)
This amount includes 88,017 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(7)
This amount also includes 35,760 shares held by a Trust for the benefit of Margaret M. Haverty for which Mr. Haverty is a co-trustee.  Mr. Haverty has sole voting power over the Trust shares pursuant to a revocable proxy dated March 17, 2009, granted to him by the two remaining trustees of the Trust.  Mr. Haverty has no pecuniary interest in the shares of the Trust and disclaims any beneficial ownership in the Trust shares.

(8)
This amount also includes 17,024 shares held in trust for the benefit of Mr. Haverty’s minor children for which he is co-trustee. This amount also includes 9,324 shares held in an IRA for the benefit of Margaret M. Haverty for which Mr. Haverty has sole voting power through a revocable proxy granted to him by Ms. Haverty.  Mr. Haverty has no pecuniary interest in the shares and disclaims beneficial ownership in the IRA.

(9)
According to the Schedule 13D filed on March 24, 2010, H5, L.P. held 877,453 shares.  Mr. Haverty is the manager of the Partnership’s general partner, Pine Hill Associates, LLC.  Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.  As of December 31, 2011, H5, L.P. holds 854,453 shares.

(10)	This amount includes 10,000 shares owned by Mr. McGaughey’s wife and he disclaims any beneficial ownership in these shares.
(11)
According to the Schedule 13G filed on December 6, 2011, 208,510 shares were reported to be held by Ridge Partners, L.P.  Mr. McGaughey is the general partner of Ridge Partners L.P. and disclaims beneficial ownership of the shares held by Ridge Partners, L.P. except to the extent of his partnership interest.

(12)	This amount includes 23,187 shares held by Mr. Smith’s wife.
(13)	This amount includes 1,950 shares held by Mr. Smith’s wife.
(14)
According to the Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held by Villa Clare Partners, L.P.   The number of shares increased on July 23, 2007 to 603,497 shares.  Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of our equity securities are also required by the SEC regulations to furnish us with copies of all such reports that they file. Based on our review of copies of such forms and amendments provided to us, we believe that all filing requirements were timely complied with during the fiscal year ended December 31, 2011.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of our common stock and/or Class A common stock owned by persons known to us to have beneficial ownership of more than 5% of our outstanding shares of common and/or Class A common stock as of December 31, 2011 based on information known to us and filed with the SEC.  An asterisk indicates less than 5% of outstanding shares of that respective class.

	Common Stock			Class A Common Stock
	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class
T. Rowe Price Associates, Inc 100 E. Pratt Street, Baltimore, MD 21202	1,953,150	(1)	10.37%	—		—
Donald Smith & Co., Inc. 152 West 57th Street, New York, NY 10019	1,875,245	(2)	9.96%	—		—
The Burton Partnership, LP P.O. Box 4643, Jackson, WY 83001	1,656,562	(3)	8.80%	—		—
BlackRock, Inc. 40 East 52nd Street, New York, NY 10055	1,508,416	(4)	8.01%	—		—
Third Avenue Management LLC 622 Third Avenue, 32nd Floor, New York, NY 10017	1,502,318	(5)	7.98%	—		—
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	1,498,660	(6)	7.96%	—		—
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor, Fort Lee, NJ 07024	1,255,000	(7)	6.67%	—		—
Paradigm Capital Management Inc. Nine Elk Street, Albany, New York 12207	974,466	(8)	5.18%	—		—
H5, L.P. 4414 Dunmore Road, NE, Marietta, GA 30068	*		*	854,453	(9)	27.39%
Villa Clare Partners, L.P. 158 West Wesley Road, Atlanta, GA 30305	*		*	603,497	(10)	19.34%
Ridge Partners L.P. 1111 Lufbery Circle, Williamson, GA 30292	*		*	208,510	(11)	6.68%
Rawson Haverty, Jr. 780 Johnson Ferry Road, Suite 800, Atlanta, GA 30342	*		*	262,576	(12)(13) (14)	8.42%

(1)
According to a Schedule 13G filed on February 9, 2012, T. Rowe Price Associates, Inc. (“Price Associates”) holds sole voting power over 832,900 shares of common stock and sole dispositive power over 1,953,150 shares of common stock. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. which has sole voting power over 1,110,000 shares, representing 5.9% of the shares outstanding, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
According to a Schedule 13G filed on February 13, 2012, Donald Smith & Co., Inc. (“Donald Smith”) holds sole voting power over 1,861,041 shares and sole dispositive power over 1,875,245 shares of common stock. All shares are owned by advisory clients of Donald Smith, no one of which, to the knowledge of Donald Smith owns more than 5% of the class.

(3)
According to a Schedule 13G filed on April 22, 2009, The Burton Partnership, LP, The Burton Partnership (QP), LP and Donald W. Burton, General Partner holds sole voting and dispositive power over 1,656,562 shares of common stock.

(4)	According to a Schedule 13G filed on February 10, 2012, BlackRock, Inc. holds sole voting and dispositive power over 1,508,416 shares of common stock
(5)
According to a Schedule 13G filed on February 14, 2012, Third Avenue Management LLC (TAM) holds sole voting and dispositive power over 1,502,318 shares of common stock.  TAM acts as investment advisor for OFI Select-Third Avenue US Equity Fund (SICAV), which has the right to receive dividends from, and the proceeds from the sale of 28,169 of the shares reported by TAM.  Met Investors Series Trust-Third Avenue Small Cap Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,474,149 of the shares reported by TAM.

(6)
According to a Schedule 13G filed on February 14, 2012, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting over 1,462,246 shares and dispositive power over 1,498,660 shares of common stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). Dimensional possesses investment and/or voting power over the shares held by the Funds. The shares are owned by the Funds and Dimensional disclaims beneficial ownership of these securities.

(7)
According to a Schedule 13G filed on February 8, 2012, Franklin Advisory Services, LLC (“Franklin”) holds sole voting and dispositive power over 1,255,000 shares of common stock.  These shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc.

(8)
According to a Schedule 13G filed on February 14, 2012, Paradigm Capital Management Inc. (“Paradigm”) holds sole voting and dispositive power over 974,446 shares of common stock which are owned by advisory clients of Paradigm.

(9)
According to a Schedule 13D filed on March 24, 2010,  H5, L.P. holds shared voting power over 877,453 shares of Class A common stock.  Rawson Haverty is the manager of the Partnership’s general partner, Pine Hill Associates, LLC.  Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.  As of December 31, 2011, H5, L.P. holds 854,453 shares.

(10)
According to a Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held Villa Clare Partners, L.P.   The number of shares increased on July 23, 2007 to 603,497 shares.  Clarence H. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC.  Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(11)
According to a Schedule 13G filed on December 6, 2011, 208,510 shares were reported to be held by Ridge Partners, L.P. Frank S. McGaughey, III is the general partner of Ridge Partners, L.P. and disclaims beneficial ownership of the shares held by Ridge Partners, L.P. except to the extent of his partnership interest.

(12)
This amount includes 88,017 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.  Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(13)
This amount also includes 35,760 shares held by a Trust for the benefit of Margaret M. Haverty for which Mr. Haverty is a co-trustee.  Mr. Haverty has sole voting power over the Trust shares pursuant to a revocable proxy dated March 17, 2009, granted to him by the two remaining trustees of the Trust.  Mr. Haverty has no pecuniary interest in the shares of the Trust and disclaims any beneficial ownership in the Trust shares.

(14)
This amount also includes 17,024 shares held in trust for the benefit of Mr. Haverty’s minor children for which he is co-trustee.   This amount also includes 9,324 shares held in an IRA for the benefit of Margaret M. Haverty for which Mr. Haverty has sole voting power through a revocable proxy granted to him by Mrs. Haverty.  Mr. Haverty has no pecuniary interest in the shares and disclaims beneficial ownership in the IRA.

AVAILABLE INFORMATION

A copy of our Annual Report on Form 10-K, as filed with the SEC, is available free of charge, upon written request to: Stockholder Relations, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 1-800-241-4599.  Our Form 10-K is also available at our website at www.havertys.com.

OTHER MATTERS

As of the date of this proxy statement, we do not know of any matters, other than those stated above, that may come before the meeting. The persons named on your Notice of Internet Availability of Proxy Materials, proxy card or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors

Jenny Hill Parker
Senior Vice President, Finance,
  Secretary and Treasurer

March 29, 2012
Atlanta, Georgia

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Haverty Furniture Companies, Inc.	Meeting Type: Annual
For holders as of: March 13, 2012
Date: May 11, 2012 Time: 10:00 a.m. ET
Location: Marriott SpringHill 120 East Redwood Street Baltimore, Maryland 21202

Haverty Furniture Companies, Inc. 780 Johnson Ferry Road Suite 800 Atlanta, GA 30342
You are receiving this communication because you hold share sin the company named above.

This is not a ballot.  You cannot use this notice to vote these shares.  This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

- Before You Vote -
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                                                                           ANNUAL REPORT

How to View Online:
Have the  information that is printed in the box marked by the arrow   à [xxxxxxxx] (located on the following page) and visit:  www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one.  There is NO charge for requesting a copy.  Please choose one of the following methods to make your request:

1)           BY INTERNET:                     www.proxyvote.com
2)           BY TELEPHONE:                  1-800-579-1639
3)           BY MAIL*:                            sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-email with the information that is printed in the box marked by the arrow  à [xxxxxxxxx] (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.  Please make the request as instructed above on or before April 29, 2012 to facilitate timely delivery.

- How To Vote -
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting.  Please check the meeting materials for any special requirements for meeting attendance.  At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the information that is printed in the box marked by the arrow  à [xxxxxxxxx] available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends a vote FOR its nominees.

Election of Directors
1. Election of Directors: Holders of Class A Common Stock
Nominees:
01) John T. Glover 05) Frank S. McGaughey, III
02) Rawson Havertys, Jr. 06) Clarence H. Smith
03) L. Phillip Humann 07) Al Trujillo
04) Mylle H. Mangum

2. Election of Directors: Holders of Common Stock
8) Terence F. McGuirk 10) Fred L. Schuermann
9) Vicki R. Palmer

The Board of Directors recommends a vote FOR the following proposal.

3. Ratification of the Appointment of Ernst & Young LLP as Independent Auditor for 2012.

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 11, 2012

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 11, 2012, at the Marriott SpringHill, 120 East Redwood Street, Baltimore, Maryland, at 10:00 A.M.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but  you  need  not  mark  any  boxes  if  you  wish  to  vote  in  accordance  with  the  Board  of  Directors' recommendations.  The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/ Comments:

(if you noted any Address Changes/comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS
   DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC.
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR its nominees.
1. Election of Directors: holders of Class A Common Stock
01) John T. Glover	05) Frank S. McGaughey, III
02) Rawson Haverty, Jr.	06) Clarence H. Smith
03) L. Phillip Humann	07) Al Trujillo
04) Mylle H. Mangum

2. Election of Directors: Holders of Common Stock
08) Terence F. McGuirk	10) Fred L. Schuermann
09) Vicki R. Palmer

The Board of Directors recommends a vote FOR the following proposal.
3. Ratification of the Appointment of Ernst & Young LLP as Independent Auditor	For Against Abstain ☐ ☐ ☐

Please date and sign exactly as name(s) appear(s) hereon. When signing as an attorney, administrator, trustee or guardian, please give full title as such.   If a corporation, please sign in full corporate name by President or other authorized person.  If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. [ ]

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date